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EXHIBIT 11.1


                    COMPUTATION OF NET LOSS PER COMMON SHARE
              (unaudited; in thousands, except per share amounts)


                                                                 Three Months Ended
                                                                   September 30,
                                                      ----------------------------------------
                                                            1997                 1996
                                                            ----                 ----
WEIGHTED AVERAGE SHARES:
  Common shares outstanding                                        9,874                 9,704
  Common equivalent shares, treasury stock method                      -                     -
                                                      ------------------      ----------------
                                                                   9,874                 9,704
                                                      ==================      ================
NET LOSS PER COMMON SHARE

  Net loss                                                       $(3,505)              $(4,931)

  Share used in per common share computation                       9,874                 9,704

  Net loss per common share                                      $ (0.36)              $ (0.51)
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